As filed with the Securities and Exchange Commission on October 20, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3840979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5005 E. McDowell Road

Phoenix, AZ 85008

(Address of principal executive offices) (Zip code)

Options and Restricted Stock Units Granted Under the

Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan,

Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan, and

Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan

and Assumed by ON Semiconductor Corporation

(Full title of the plan)

George H. Cave, Esq.

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, AZ 85008

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (602) 244-5226

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(8)
Assumed Options Granted under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan(4)

Common Stock $0.01 par value	3,533,011	$5.11	$18,053,686.21	$709.51
Assumed Options Granted under the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan(5)

Common Stock $0.01 par value	211,800	$6.73	$1,425,414.00	$56.02
Assumed Options Granted under the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan(6)

Common Stock $0.01 par value	197,680	$3.23	$638,506.40	$25.09
Assumed Restricted Stock Units Granted under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan(7)

Common Stock $0.01 par value	372,575	$4.61	$1,717,570.75	$67.50

TOTAL	4,315,066			$858.12

(1)	Pursuant to that certain Agreement and Plan of Merger and Reorganization, dated July 16, 2008 (the “Merger Agreement”), by and among ON Semiconductor Corporation (the “Company”), Centaur Acquisition Corporation, a wholly-owned indirect subsidiary of the Company (“Merger Sub”), and Catalyst Semiconductor, Inc. (“Catalyst”), Merger Sub merged with and into Catalyst, with Catalyst thereupon becoming a wholly-owned indirect subsidiary of the Company (the “Merger”). In connection with the Merger, each share of Catalyst common stock, par value $0.001 per share, outstanding was converted into the right to receive 0.706 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); provided, however, that in lieu of any fractional shares of Common Stock that would otherwise be issued to holders of Catalyst common stock, such fractional shares were converted into cash based on the closing price of Common Stock on the closing date of the Merger. In addition, in connection with the Merger, all outstanding options to purchase Catalyst common stock and restricted stock units of Catalyst will be assumed by the Company and converted into options to purchase Common Stock and restricted stock units of the Company, as applicable. The shares of Common Stock registered by this Registration Statement on Form S-8 are those shares issuable upon exercise or settlement of Catalyst awards assumed by the Company in the Merger.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to the shares of Common Stock issuable pursuant to the outstanding but unexercised options granted under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan, the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan and the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan and assumed by the Company, the price is computed on the basis of the weighted average exercise price of the options. As to the shares of Common Stock issuable pursuant to restricted stock units granted under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan and assumed by the Company, the price is based upon the average of the high and low prices of the Common Stock on October 16, 2008, as reported on the Nasdaq Global Select Market.

(4)	Represents shares of Common Stock subject to issuance upon the exercise of options outstanding under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan and assumed by the Company pursuant to the Merger Agreement.

(5)	Represents shares of Common Stock subject to issuance upon the exercise of options outstanding under the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan and assumed by the Company pursuant to the Merger Agreement.

(6)	Represents shares of Common Stock subject to issuance upon the exercise of options outstanding under the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan and assumed by the Company pursuant to the Merger Agreement.

(7)	Represents shares of Common Stock subject to issuance upon the settlement of restricted stock units outstanding under the Catalyst Semiconductor, Inc. 2003 Stock Incentive Plan and assumed by the Company pursuant to the Merger Agreement.

(8)	On August 22, 2008, the Company filed a Registration Statement on Form S-4 (File No. 333-153164) registering shares of Common Stock that could be issued in connection with the Merger. Pursuant to Rule 457(p) under the Securities Act, the registration fee applicable to this Registration Statement on Form S-8 is offset by up to $1,231.72 in registration fees previously paid by the Company with respect to 4,458,252 shares of Common Stock that were registered but not issued in connection with the Merger.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

ON Semiconductor Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on February 12, 2008.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A12G, filed with the Securities and Exchange Commission on April 21, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. Article Sixteenth of the Company’s Amended and Restated Certificate of Incorporation eliminates the liability of each of its directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation. The Delaware General Corporation Law also provides that a Delaware corporation may purchase insurance on behalf of any such director, officer, employee or agent. Article Eleventh of the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of the Company’s officers and directors to the full extent permitted by the Delaware General Corporation Law. The Company carries insurance policies that cover its individual directors and officers for legal liability and that would pay on the Company’s behalf for expenses of indemnifying directors and officers in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 20, 2008.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Keith D. Jackson
Keith D. Jackson
President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of ON Semiconductor Corporation, whose signatures appear below, hereby constitute and appoint Keith D. Jackson and Donald A. Colvin, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2008.

Signature	Title

/s/ Keith D. Jackson Keith D. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Donald A. Colvin Donald A. Colvin	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ J. Daniel McCranie J. Daniel McCranie	Chairman of the Board of Directors

/s/ Curtis J. Crawford Curtis J. Crawford	Director

/s/ Emmanuel T. Hernandez Emmanuel T. Hernandez	Director

/s/ Phil D. Hester Phil D. Hester	Director

/s/ Francis P. Barton Francis P. Barton	Director

/s/ Robert H. Smith Robert H. Smith	Director

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of ON Semiconductor Corporation (incorporated by reference from Exhibit 3.1 to ON Semiconductor Corporation’s First Quarter 2008 Form 10-Q filed with the Securities and Exchange Commission on May 7, 2008)

4.2	Amended and Restated Bylaws of ON Semiconductor Corporation (incorporated by reference from Exhibit 3.1 to ON Semiconductor Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2007)

5.1	Legal Opinion of DLA Piper LLP (US)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLC (relating to ON Semiconductor Corporation)

23.3	Consent of Ernst & Young LLP (relating to AMIS Holdings, Inc.)

24	Power of Attorney (included in signature pages to this registration statement)

99.1

Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan (incorporated by reference from Catalyst Semiconductor, Inc.’s Definitive Proxy Statement filed with the Securities and Exchange Commission on November 13,

2002)*

99.2	Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan (incorporated by reference from Catalyst Semiconductor, Inc.’s Definitive Proxy Statement filed with the Securities and Exchange Commission on November 13, 2002)*

99.3	Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan (incorporated by reference from Catalyst Semiconductor, Inc.’s Definitive Proxy Statement filed with the Securities and Exchange Commission on July 27, 2000)*

99.4	Form of Stock Option Agreement (incorporated by reference from Catalyst Semiconductor, Inc.’s Registration Statement on Form S-8 (File No. 333-132204) filed with the Securities and Exchange Commission on March 3, 2006)*

99.5	Form of Restricted Stock Unit Agreement*

99.6	Stock Option Agreement, dated October 17, 2008, by and between Gelu Voicu and Catalyst Semiconductor, Inc.*

99.7	Restricted Stock Unit Agreement, dated October 17, 2008, by and between Gelu Voicu and Catalyst Semiconductor, Inc.*

*	Management contract or compensatory plan, contract, or arrangement.